PROSPECTUS Dated June 11, 2002                    Pricing Supplement No. 11 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-83616
Dated June 12, 2002                                      Dated August 16, 2002
                                                                Rule 424(b)(3)

                                MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES D

                  Euro Fixed Rate Senior Bearer Notes Due 2004

                             ----------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2004) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:             (pound)40,000,000

Maturity Date:                December 28, 2004

Settlement Date
  (Original Issue Date):      August 23, 2002

Interest Accrual Date:        August 23, 2002

Issue Price:                  100%

Specified Currency:           Pounds sterling ("(pound)")

Interest Payment Dates:       Each December 28, beginning
                              December 28, 2002

Interest Payment
  Period:                     Annual

Interest Rate:                4.75% per annum (calculated
                              on an actual/actual day count
                              basis)

Redemption Percentage
  at Maturity:                100%

Initial Redemption
  Percentage:                 N/A

Annual Redemption
  Percentage Reduction:       N/A

Optional Repayment
  Dates:                      N/A

Business Days:                London and New York

Denominations:                (pound)100,000

Common Code:                  15349581

ISIN:                         XS0153495816

Other Provisions:             None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY